Exhibit 3.3

CERTIFICATE OF TRUST
OF

ARK 21SHARES ETHEREUM ETF

This Certificate of Trust of ARK 21Shares Ethereum ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is ARK 21Shares Ethereum ETF.

2. Delaware Trustee. The name and address of the trustee of the Trust having a principal place of business in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808, Attn: Corporate Trust.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee has duly executed this Certificate of Trust in accordance with Section 3811(a)(l) of the Act.

DELAWARE TRUST COMPANY, not in its
individual capacity but solely as trustee

By:	/s/ Gregory Daniels
Name:	Gregory Daniels
Title:	Vice President